Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-186193 on Form S-8 of our report dated March 26, 2013 (November 8, 2013 as to the effects of the retrospective adjustment related to the acquired goodwill and deferred income taxes related to the acquisition of Huntyard Limited described in Notes 2, 5 and 11), relating to the consolidated financial statements of Bright Horizons Family Solutions Inc. and subsidiaries appearing in this Current Report on Form 8-K of Bright Horizons Family Solutions Inc. dated December 23, 2013.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 23, 2013